Exhibit 2.1

DISTRIBUTION AGREEMENT

BY AND BETWEEN

MADISON SQUARE GARDEN SPORTS CORP.

(TO BE RENAMED MSG KNICKERBOCKERS CORP. )

AND

MSGS SPINCO, INC.

(TO BE RENAMED MSG RANGERS CORP.)

Dated as of [●], 2026

- i -

- ii -

DISTRIBUTION AGREEMENT

This Distribution Agreement (this “Agreement”), is dated as of [●], 2026, by and between Madison Square Garden Sports Corp. (to be renamed MSG Knickerbockers Corp.), a Nevada corporation (“MSG Sports”), and MSGS Spinco, Inc. (to be renamed MSG Rangers Corp.), a Nevada corporation and a direct wholly-owned subsidiary of MSG Sports (“Spinco” and, together with MSG Sports, the “Parties”).

WHEREAS, the Board of Directors of MSG Sports determined that it is in the best interests of MSG Sports and its stockholders to separate the business of Spinco, as more fully described in Spinco’s registration statement on Form 10 (collectively, the “Spinco Business”), from MSG Sports’ other businesses on the terms and conditions set forth herein;

WHEREAS, the Board of Directors of MSG Sports has authorized the distribution to the holders of the issued and outstanding shares of MSG Sports Common Stock (as of the record date for the distribution) of all of the issued and outstanding shares of Spinco Common Stock, on the basis of one share of Spinco Class A Common Stock for every one share of MSG Sports Class A Common Stock and one share of Spinco Class B Common Stock for every one share of MSG Sports Class B Common Stock (the “Distribution”);

WHEREAS, the Boards of Directors of MSG Sports and Spinco have each determined that the Distribution and the other transactions contemplated by this Agreement and the Ancillary Agreements are in furtherance of and consistent with the Corporate Business Purposes and, as such, are in the best interests of their respective companies and stockholders or sole member, as applicable, and have approved this Agreement and each of the Ancillary Agreements; and

WHEREAS, the Parties have determined to set forth the principal corporate and other transactions required to effect the Distribution and to set forth other agreements that will govern certain other matters prior to and following the Distribution.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 General. Unless otherwise defined herein or unless the context otherwise requires, as used in this Agreement, the following terms shall have the following meanings:

“Action” shall mean any demand, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” shall mean, when used with respect to any specified Person, a Person that directly or indirectly controls, is controlled by, or is under common control with such specified Person. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise. Unless explicitly provided herein to the contrary, for purposes of this Agreement none of MSG Sports, Madison Square Garden Entertainment Corp. (“MSG Entertainment”), AMC Global Media Inc. (“AMC Global Media”), Sphere Entertainment Co. (“Sphere Entertainment”), nor any of their respective Subsidiaries, shall be deemed to be an Affiliate of Spinco or any of its Subsidiaries, and none of Spinco, MSG Entertainment, AMC Global Media or Sphere Entertainment, nor any of their respective Subsidiaries, shall be deemed to be an Affiliate of MSG Sports or any of its Subsidiaries. For the avoidance of doubt, the term “Affiliate” as it applies to Spinco shall include all of the Spinco Subsidiaries.

“Agent” shall have the meaning set forth in Section 2.1(a) of this Agreement.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Ancillary Agreements” shall mean all of the written agreements, instruments, understandings, assignments or other arrangements (other than this Agreement) entered into by the Parties or any other member of their respective Groups in connection with the transactions contemplated hereby, including the agreements set forth on Schedule D.

“Applicable Rate” shall mean the rate of interest per annum announced from time to time by JPMorgan Chase Bank, National Association, as its prime lending rate.

“Arena Indebtedness” shall have the meaning set forth in the NBA Debt Policies.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banking institutions located in The City of New York are authorized or obligated by law or executive order to close.

“Commission” shall mean the Securities and Exchange Commission.

“Contribution Agreement” shall mean the Contribution Agreement among MSG Sports, MSG Sports, LLC and Spinco, which has been or shall be entered into prior to the Distribution Date.

“Corporate Business Purposes” shall have the meaning set forth in the Tax Disaffiliation Agreement.

“Distribution” shall have the meaning set forth in the recitals to this Agreement.

“Distribution Date” shall mean such date as may be determined by the Board of Directors of MSG Sports, or a committee of such Board of Directors, as the date as of which the Distribution shall be effected.

“Distribution Record Date” shall mean such date as may be determined by the Board of Directors of MSG Sports, or a committee of such Board of Directors, as the record date for the Distribution.

“Effective Time” shall mean 11:59 p.m., New York City time, on the Distribution Date.

“Enterprise Indebtedness” shall have the meaning set forth in the NBA Debt Policies.

“Environmental Laws” shall mean any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, principles of common law, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions or requirements (including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq.), whether now or hereafter in existence, relating to the environment, natural resources, human health or safety, endangered or threatened species of fish, wildlife and plants, or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including without limitation indoor or outdoor air, surface water, groundwater and surface or subsurface soils), or otherwise relating to the manufacture, processing, distribution, use, presence, treatment, storage, disposal, transport or handling of, or exposure to, pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the investigation, cleanup or other remediation thereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Governmental Authority” shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official, NYSE or other regulatory, administrative or governmental authority.

“Group” shall mean the MSG Sports Group or the Spinco Group.

“Indemnifiable Losses” shall mean any and all Liabilities, costs or expenses (including reasonable out-of-pocket attorneys’ fees and any and all out-of-pocket expenses) reasonably incurred in investigating, preparing for or defending against any Actions or potential Actions or in settling any Action or potential Action or in satisfying any judgment, fine or penalty rendered in or resulting from any Action.

“Indemnifying Party” shall have the meaning set forth in Section 3.3(a) of this Agreement.

“Indemnitee” shall mean a Spinco Indemnitee or a MSG Sports Indemnitee.

“Information Statement” shall mean the Information Statement filed with the Commission as part of the Registration Statement and mailed to the holders of shares of MSG Sports Common Stock in connection with the Distribution, including any amendments or supplements thereto.

“Law” shall mean all laws, statutes and ordinances and all regulations, rules and other pronouncements of Governmental Authorities having the effect of law of the United States, any foreign country, or any domestic or foreign state, province, commonwealth, city, country, municipality, territory, protectorate, possession or similar instrumentality, or any Governmental Authority thereof.

“Liabilities” shall mean any and all debts, liabilities, obligations, responsibilities, Losses, damages (whether compensatory, punitive or treble), fines, penalties and sanctions, absolute or contingent, matured or unmatured, liquidated or unliquidated, foreseen or unforeseen, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, whenever arising, including without limitation those arising under or in connection with any Law (including any Environmental Law), Action, threatened Action, order or consent decree of any Governmental Authority or any award of any arbitration tribunal, and those arising under any contract, guarantee, commitment or undertaking, whether sought to be imposed by a Governmental Authority, private party, or Party to this Agreement, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, and including any costs, expenses, interest, attorneys’ fees, disbursement and expense of counsel, expert and consulting fees and costs related thereto or to the investigation, response, defense or settlement thereof.

“Losses” shall mean all losses, damages, claims, demands, judgments or settlements of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, including all reasonable costs and expenses (legal, accounting or otherwise as such costs are incurred) relating thereto, suffered by an Indemnitee.

“MSG Sports” shall have the meaning set forth in the preamble to this Agreement.

“MSG Sports Assignee” shall have the meaning set forth in Section 2.9(a) of this Agreement.

“MSG Sports Assignor” shall have the meaning set forth in Section 2.9(a) of this Agreement.

“MSG Sports Assumed Contract Liabilities” shall have the meaning set forth in Section 2.9(b) of this Agreement.

“MSG Sports Business” shall mean each and every business conducted at any time by MSG Sports or any Subsidiary controlled by MSG Sports, except the Spinco Business.

“MSG Sports Class A Common Stock” shall mean the Class A common stock, par value $0.01 per share, of MSG Sports.

“MSG Sports Class B Common Stock” shall mean the Class B common stock, par value $0.01 per share, of MSG Sports.

“MSG Sports Common Stock” shall mean the MSG Sports Class A Common Stock, together with the MSG Sports Class B Common Stock.

“MSG Sports Group” shall mean MSG Sports and each Person (other than any member of the Spinco Group) that is a Subsidiary of MSG Sports immediately after the Distribution Date.

“MSG Sports Indemnitee” shall mean:

(i) MSG Sports and each Affiliate thereof after giving effect to the Distribution; and

(ii) each of the respective Representatives of any of the entities described in the immediately preceding clause (i) and each of the heirs, executors, successors and assigns of any of such Representatives, except in the case of clauses (i) and (ii), the Spinco Indemnitees; provided, however, that a Person who was a Representative of MSG Sports or an Affiliate thereof may be a MSG Sports Indemnitee in that capacity notwithstanding that such Person may also be a Spinco Indemnitee.

“MSG Sports Liabilities” shall mean:

(i) any and all Liabilities (other than Taxes that are specifically covered by the Tax Disaffiliation Agreement and other Liabilities that are specifically covered by the other Ancillary Agreements and not expressly made subject to this Agreement by the express terms of the Ancillary Agreement) that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by MSG Sports or any member of the MSG Sports Group, and all Liabilities of any member of the MSG Sports Group under this Agreement;

(ii) all Liabilities (other than Taxes that are specifically covered by the Tax Disaffiliation Agreement and other Liabilities that are specifically covered by the other Ancillary Agreements and not expressly made subject to this Agreement by the express terms of the Ancillary Agreement), if and to the extent relating to, arising out of or resulting from:

(A) the ownership or operation of the MSG Sports Business (including, for the avoidance of doubt, any discontinued business or any business which has been previously sold or transferred), as conducted at any time prior to, on or after the Distribution Date;

(B) the ownership or operation of any business conducted by MSG Sports or any MSG Sports Subsidiary at any time after the Distribution Date; or

(C) the NBA Agreements, in connection with the ownership or operation of the MSG Sports Business;

(iii) any Retained Claims Liabilities;

(iv) all MSG Sports Retained Contract Liabilities; and

(v) all MSG Sports Assumed Contract Liabilities.

Notwithstanding the foregoing, the MSG Sports Liabilities shall not include: (x) any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or assumed by Spinco or any member of the Spinco Group; or (y) any agreements and obligations of any member of the Spinco Group under this Agreement or any of the Ancillary Agreements.

“MSG Sports Releasee” shall have the meaning set forth in Section 2.15(b) of this Agreement.

“MSG Sports Releasor” shall have the meaning set forth in Section 2.15(b) of this Agreement.

“MSG Sports Retained Contract Liability” shall have the meaning set forth in Section 2.9(a) of this Agreement.

“MSG Sports Subsidiaries” shall mean all of the Subsidiaries of MSG Sports other than Spinco and the Spinco Subsidiaries.

“NBA” shall mean the National Basketball Association.

“NBA Agreements” shall mean (a) the Agreement and Undertaking, dated as of September 28, 2015, by and among the NBA, MSG Sports, certain subsidiaries of MSG Sports and certain other entities, (b) the Transfer Consent Agreement, dated as of September 28, 2015, by and among the NBA, MSG Sports, certain subsidiaries of MSG Sports and certain other entities, (c) the Letter Agreement, dated as of September 30, 2016, by and among New York Knicks, LLC, the NBA and certain other entities, (d) the Letter Agreement, dated as of November 6, 2020, by and among New York Knicks, LLC, the NBA and certain other entities, (e) the Transaction Agreement, dated as of April 15, 2020, by and among the NBA, MSG Sports, certain subsidiaries of MSG Sports and certain other entities, (f) the Letter Agreement, dated as of December 14, 2021, by and among New York Knicks, LLC, the NBA and certain other entities (g) the Letter Agreement, dated as of November 6, 2025, by and among New York Knicks, LLC, the NBA and certain other entities and (h) the Transaction Agreement, dated as of March 29, 2023, by and among the NBA, MSG Entertainment, certain subsidiaries of MSG Entertainment, Sphere Entertainment and certain other entities.

“NHL” shall mean the National Hockey League.

“NHL Agreements” shall mean (a) the Transaction Approval Agreement, dated as of September 28, 2015, by and among the NHL, MSG Sports and certain subsidiaries of MSG Sports, (b) the Transfer Consent Agreement, dated as of September 28, 2015, by and among the NHL, MSG Sports and certain subsidiaries of MSG Sports, (c) the Transaction Agreement, dated as of April 15, 2020, by and among the NHL, MSG Sports, certain subsidiaries of MSG Sports and certain other entities, (d) the Letter Agreement dated as of November 6, 2025, by and among New York Rangers, LLC, the NBA and certain other entities and (e) the Transaction Agreement, dated as of the date hereof, by and among the NHL, MSG Sports, certain subsidiaries of MSG Sports, Spinco and certain other entities.

“NYSE” shall mean the New York Stock Exchange LLC.

“Outside Notice Date” shall have the meaning set forth in Section 3.3(a).

“Parties” shall have the meaning set forth in the preamble to this Agreement.

“Person” shall mean any natural person, corporation, business trust, limited liability company, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

“Records” shall have the meaning set forth in Section 4.1(a) of this Agreement.

“Registration Statement” shall mean the registration statement on Form 10 filed with the Commission to effect the registration of the Spinco Class A Common Shares pursuant to the Exchange Act.

“Representative” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

“Retained Claims Liabilities” shall mean the Liabilities, if any, described in Schedule B-1.

“Spinco” shall have the meaning set forth in the preamble to this Agreement.

“Spinco Assignee” shall have the meaning set forth in Section 2.9(b) of this Agreement.

“Spinco Assignor” shall have the meaning set forth in Section 2.9(b) of this Agreement.

“Spinco Assumed Contract Liabilities” shall have the meaning set forth in Section 2.9(a) of this Agreement.

“Spinco Business” shall have the meaning set forth in the recitals to this Agreement. For the avoidance of doubt, Spinco Business shall include any discontinued business previously owned or operated by the Spinco Business or any business which has been sold or transferred by the Spinco Business, including any Liabilities relating to businesses or assets previously owned or operated by the Spinco Business

“Spinco Class A Common Shares” shall mean the shares of Spinco Class A Common Stock to be distributed in the Distribution.

“Spinco Class A Common Stock” shall mean the Class A common stock, par value $0.01 per share, of Spinco.

“Spinco Class B Common Shares” shall mean the shares of Class B Common Stock to be distributed in the Distribution.

“Spinco Class B Common Stock” shall mean the Class B common stock, par value $0.01 per share, of Spinco.

“Spinco Common Stock” shall mean the Spinco Class A Common Stock, together with the Spinco Class B Common Stock.

“Spinco Group” shall mean Spinco and each Person that is a Spinco Subsidiary immediately after the Distribution Date.

“Spinco Indemnitees” shall mean:

(i) Spinco and each Affiliate thereof after giving effect to the Distribution; and

(ii) each of the respective Representatives of any of the entities described in the immediately preceding clause (i) and each of the heirs, executors, successors and assigns of any of such Representatives.

“Spinco Liabilities” shall mean:

(i) any and all Liabilities (other than Taxes that are specifically covered by the Tax Disaffiliation Agreement and other Liabilities that are specifically covered by the other Ancillary Agreements and not expressly made subject to this Agreement by the express terms of any the Ancillary Agreement) that are expressly contemplated by this Agreement or any Ancillary Agreements (or the Schedules hereto or thereto) as Liabilities to be assumed by Spinco or any member of the Spinco Group, and all Liabilities of any member of the Spinco Group under this Agreement;

(ii) all Liabilities (other than Taxes that are specifically covered by the Tax Disaffiliation Agreement and other Liabilities that are specifically covered by the other Ancillary Agreements and not expressly made subject to this Agreement by the express terms of the Ancillary Agreement), if and to the extent relating to, arising out of or resulting from:

(A) the ownership or operation of the Spinco Business (including, for the avoidance of doubt, any discontinued business or any business which has been sold or transferred), as conducted at any time prior to, on or after the Distribution Date, including any Liability incurred by MSG Sports Group under the indemnification provisions of the 2015 Distribution Agreement which relate to the ownership or operation of the Spinco Business (a “2015 Liability”) and under the indemnification provisions of the 2020 Distribution Agreement which relate to the ownership or operation of the Spinco Business (a “2020 Liability”);

(B) the ownership or operation of any business conducted by Spinco or any Spinco Subsidiary at any time after the Distribution Date, including any 2015 Liability or 2020 Liability; or

(C) the NHL Agreements, in connection with the ownership or operation of the Spinco Business;

(iii) all 2015 Liabilities, all 2020 Liabilities, and any Spinco Retained Claims Liabilities;

(iv) all Spinco Assumed Contract Liabilities; and

(v) all Spinco Retained Contract Liabilities.

Notwithstanding the foregoing, the Spinco Liabilities shall not include: (x) any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or assumed by MSG Sports or any member of the MSG Sports Group; (y) any agreements and obligations of any member of the MSG Sports Group under this Agreement or any of the Ancillary Agreements and (z) any Retained Claims Liabilities.

“Spinco Releasee” shall have the meaning set forth in Section 2.14(a) of this Agreement.

“Spinco Releasor” shall have the meaning set forth in Section 2.14(a) of this Agreement.

“Spinco Retained Claims Liabilities” shall mean the Liabilities described in Schedule B-2.

“Spinco Retained Contract Liabilities” shall have the meaning set forth in Section 2.9(b) of this Agreement.

“Spinco Share” shall mean each Spinco Class A Common Share and Spinco Class B Common Share, on an individual basis.

“Spinco Subsidiaries” shall mean all of the Subsidiaries listed on Schedule A-1.

“Subsidiary” shall mean with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries controls or owns, directly or indirectly, more than 50% of the stock or other equity interests entitled to vote on the election of members to the board of directors or similar governing body or, in the case of a Person with no governing body, more than 50% of the equity interests. As to Spinco and MSG Sports, the term “Subsidiary” shall also include the 50% or less owned entities listed on Schedule A-2 with respect to Spinco and Schedule A-3 with respect to MSG Sports.

“Tax” shall have the meaning set forth in the Tax Disaffiliation Agreement.

“Tax Disaffiliation Agreement” shall mean the Tax Disaffiliation Agreement by and between MSG Sports and Spinco, which agreement shall be entered into prior to or on the Distribution Date.

“Third Party” shall mean any Person who is not a Party to this Agreement.

“Third-Party Claim” shall have the meaning set forth in Section 3.3(a) of this Agreement.

“Transfers” shall mean the direct and indirect transfers of assets and assignment of agreements from MSG Sports to Spinco which resulted in Spinco owning, directly or indirectly, the Spinco Business.

“2015 Distribution Agreement” shall mean the Distribution Agreement, dated as of September 15, 2015 between MSG Sports and MSG Networks Inc.

“2020 Distribution Agreement” shall mean the Distribution Agreement, dated as of March 31, 2020 between MSG Sports and Sphere Entertainment.

Section 1.2 Reference; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. Neither this Agreement nor any Ancillary Agreement shall be construed against either Party as the principal draftsperson hereof or thereof.

ARTICLE II

DISTRIBUTION AND

CERTAIN COVENANTS

Section 2.1 Distribution. (a) On or prior to the Distribution Date, MSG Sports shall instruct MSG Sports’ stock transfer agent (the “Agent”) to effect the Distribution by distributing, on or as soon as practicable following the Distribution Date, the Spinco Class A Common Shares and the Spinco Class B Common Shares to the holders of record as of the Distribution Record Date of MSG Sports Class A Common Stock and MSG Sports Class B Common Stock, respectively, and to credit the appropriate class and number of such Spinco Shares to book entry accounts or issue properly endorsed stock certificates, as applicable, for each such holder of MSG Sports Common Stock, all as further contemplated by the Information Statement and hereby. Spinco shall provide any share certificates that the Agent shall require in order to effect the Distribution. The Distribution shall be effective at 11:59 P.M., New York City time, on the Distribution Date.

(b) The Spinco Shares distributed in the Distribution are generally intended to be distributed pursuant to a book entry system. MSG Sports shall instruct the Agent to deliver the Spinco Shares previously delivered to the Agent to a depositary and to mail to each holder of record of MSG Sports Common Stock on the Distribution Record Date, a statement of the Spinco Shares credited to such holder’s account. If prior to or following the Distribution a holder of Spinco Shares requests physical certificates instead of participating in the book entry system, the Agent shall issue certificates for such shares. In lieu of fractional shares, cash shall be given to holders otherwise entitled to such fractional Spinco Shares on the Distribution Date. As soon as practicable following the Distribution Date, the Agent shall (i) aggregate all fractional Spinco Class A Common Shares into whole Spinco Class A Common Shares and (ii) aggregate all fractional Spinco Class B Common Shares into whole Spinco Class B Common Shares, and convert the whole Spinco Class B Common Shares into whole Spinco Class A Common Shares, and (iii) sell the whole Spinco Class A Common Shares in the open market at then prevailing prices and shall distribute to each such holder such holder’s ratable share of the proceeds of such sale, net of brokerage fees incurred in such sales and after deducting any Taxes required to be withheld and applicable transfer Taxes.

Section 2.2 MSG Sports Determination. MSG Sports shall have the sole and absolute discretion to determine whether to proceed with all or part of the Distribution and all terms of the Distribution, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing of and conditions to the consummation of the Distribution. Spinco shall cooperate with MSG Sports in all respects to accomplish the Distribution and shall, at MSG Sports’ direction, promptly take any and all actions necessary or desirable to effect the Distribution. In its sole and absolute discretion, MSG Sports shall select any investment banker(s) and manager(s) in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and outside counsel for MSG Sports, which shall include Sullivan & Cromwell LLP. Each of MSG Sports and Spinco acknowledges that it has been afforded the opportunity to seek the advice and assistance of its own separate counsel in connection with the negotiation and preparation of this Agreement and the Ancillary Agreements.

Section 2.3 Charter; Bylaws. On or prior to the Distribution Date, Spinco and MSG Sports shall have taken all necessary actions to provide for the adoption of the form of the Amended and Restated Articles of Incorporation and form of Amended and Restated Bylaws in substantially the form filed by Spinco with the Commission as exhibits to the Registration Statement.

Section 2.4 Directors. On or prior to the Distribution Date, MSG Sports and Spinco shall have taken all necessary action to cause the Board of Directors of Spinco to consist of the individuals identified in the Information Statement as directors of Spinco as of the Effective Time.

Section 2.5 Election of Officers. On or prior to the Distribution Date, Spinco shall take all actions necessary and desirable so that as of the Distribution Date the officers of Spinco will be as set forth in the Information Statement.

Section 2.6 Certain Licenses and Permits. On or prior to the Distribution Date or as soon as reasonably practicable thereafter, MSG Sports shall use its commercially reasonable efforts to transfer or cause to be transferred any transferable licenses, permits and authorizations issued by any Governmental Authority which relate solely to the Spinco Business but which are held in the name of any member of the MSG Sports Group, or in the name of any employee, officer, director, stockholder or agent of any such member, or otherwise, on behalf of a member of the Spinco Group to the appropriate member of the Spinco Group.

Section 2.7 State Securities Laws. Prior to the Distribution Date, MSG Sports and Spinco shall take all such action as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States in order to effect the Distribution.

Section 2.8 Listing Application; Notice to Stock Exchange. (a) Prior to the Distribution Date, MSG Sports and Spinco shall prepare and file with NYSE a listing application and related documents and shall take all such other actions with respect thereto as shall be necessary or desirable in order to cause NYSE to list on or prior to the Distribution Date, subject to official notice of issuance, the Spinco Class A Common Shares.

(b) Prior to the Distribution, MSG Sports shall give NYSE not less than ten days’ advance notice of the Distribution Record Date in compliance with Rule 10b-17 under the Exchange Act and Section 204.12 of the NYSE Listed Company Manual.

Section 2.9 Assignment of Agreements.

(a) In connection with the Transfers, MSG Sports and/or its Affiliates shall enter into assignment agreements pursuant to which certain rights and obligations of MSG Sports and/or its Affiliates (in each case, an “MSG Sports Assignor”) will be assigned to, and accepted and assumed by, Spinco and/or its Affiliates (in each case a “Spinco Assignee”), in each case effective at or prior to the Effective Time. Unless otherwise agreed in the relevant assignment agreement, the relevant MSG Sports Assignor shall be entitled to the benefits of and be responsible for all Liabilities under each such agreement that relate to all periods of time prior to the Effective Time (each such Liability, an “MSG Sports Retained Contract Liability”) and the relevant Spinco Assignee shall be entitled to the benefits of and be responsible for all Liabilities relating to all periods of time after the Effective Time (each such Liability, a “Spinco Assumed Contract Liability”).

(b) In connection with the Transfers, Spinco and/or its Affiliates shall enter into assignment agreements pursuant to which rights and obligations of Spinco and/or its Affiliates (in each case, an “Spinco Assignor”) will be assigned to, and accepted and assumed by, MSG Sports and/or its Affiliates (in each case an “MSG Sports Assignee”), in each case effective as of the Effective Time. Unless otherwise agreed in the relevant assignment agreement, the relevant Spinco Assignor shall be entitled to the benefits of and be responsible for all Liabilities under each such agreement that relate to all periods of time prior to the Effective Time (each such Liability, a “Spinco Retained Contract Liability”) and the relevant MSG Sports Assignee shall be entitled to the benefits and responsible for all Liabilities relating to all periods of time after the Effective Time (each such Liability, an “MSG Sports Assumed Contract Liability”).

Section 2.10 Removal of Certain Guarantees; Releases from Liabilities.

(a) Except as otherwise specified in any Ancillary Agreement, (i) Spinco shall use its commercially reasonable efforts to have, on or prior to the Distribution Date, or as soon as practicable thereafter, all members of the MSG Sports Group removed as guarantors of or obligors for any Liability of Spinco, including in respect of those guarantees, if any, set forth on Schedule C-1 of this Agreement, and (ii) MSG Sports shall use its commercially reasonable efforts to have, on or prior to the Distribution Date, or as soon as practicable thereafter, all members of the Spinco Group removed as guarantors of or obligors for any Liability of MSG Sports, including in respect of those guarantees, if any, set forth on Schedule C-2 of this Agreement.

(b) If Spinco or MSG Sports, as the case may be, is unable to obtain, or to cause to be obtained, any such required removal as set forth in Section 2.10(a), the applicable guarantor or obligor shall continue to be bound as such and, unless not permitted by Law or the terms thereof, the relevant beneficiary shall or shall cause one of its Subsidiaries, as agent or subcontractor for such guarantor or obligor, to pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder from and after the Effective Time.

(c) If (i) Spinco is unable to obtain, or to cause to be obtained, any such required removal as set forth in Section 2.10(a), or (ii) Spinco Liabilities arise from and after the Effective Time but before a member of the MSG Sports Group which is a guarantor or obligor with reference to any such Spinco Liability is removed pursuant to Section 2.10(a), then such guarantor or obligor shall be indemnified by Spinco for all Liabilities incurred by it in its capacity as guarantor or obligor. Without limiting the foregoing, Spinco shall, or shall cause a member of the Spinco Group to, reimburse any such member of the MSG Sports Group which is a guarantor or obligor as soon as practicable (but in no event later than 30 days) following delivery by MSG Sports to Spinco of notice of a payment made pursuant to this Section 2.10 in respect of Spinco Liabilities.

(d) If (i) MSG Sports is unable to obtain, or to cause to be obtained, any such required removal as set forth in Section 2.10(a), or (ii) MSG Sports Liabilities arise from and after the Effective Time but before a member of the Spinco Group which is a guarantor or obligor with reference to any such MSG Sports Liability is removed pursuant to Section 2.10(a), then such guarantor or obligor shall be indemnified by MSG Sports for all Liabilities incurred by it in its capacity as guarantor or obligor. Without limiting the foregoing, MSG Sports, shall, or shall cause a member of the MSG Sports Group to, reimburse any such member of the Spinco Group which is a guarantor or obligor as soon as practicable (but in no event later than 30 days) following delivery by Spinco to MSG Sports of notice of a payment made pursuant to this Section 2.10 in respect of MSG Sports Liabilities.

(e) In the event that at any time before or after the Distribution Date MSG Sports identifies any letters of credit, interest rate or foreign exchange contracts, surety bonds or other contracts (excluding guarantees) that relate primarily to the Spinco Business but for which a member of the MSG Sports Group has contingent, secondary, joint, several or other Liability of any nature whatsoever, Spinco shall, at its expense, take such actions and enter into such agreements and arrangements as MSG Sports may reasonably request to effect the release or substitution of MSG Sports (or a member of the MSG Sports Group).

(f) In the event that at any time before or after the Distribution Date Spinco identifies any letters of credit, interest rate or foreign exchange contracts, surety bonds or other contracts (excluding guarantees) that relate primarily to the MSG Sports Business but for which a member of the Spinco Group has contingent, secondary, joint, several or other Liability of any nature whatsoever, MSG Sports shall, at its expense, take such actions and enter into such agreements and arrangements as Spinco may reasonably request to effect the release or substitution of Spinco (or a member of the Spinco Group).

(g) The Parties shall use commercially reasonable efforts to obtain, or cause to be obtained, any consent, substitution or amendment required to novate or assign all MSG Sports Liabilities and Spinco Liabilities of any nature whatsoever transferred under this Agreement or an Ancillary Agreement, or to obtain in writing the unconditional release of the assignor so that in each such case, MSG Sports (or an appropriate member of the MSG Sports Group) shall be solely responsible for the MSG Sports Liabilities and Spinco (or an appropriate member of the Spinco Group) shall be solely responsible for the Spinco Liabilities; provided, however, that no Party shall be obligated to pay any consideration therefore (except for filing fees or other similar charges) to any Third Party from whom such consent, substitution, amendment or release is requested. Whether or not any such consent, substitution, amendment or release is obtained, nothing in this Section 2.10 shall in any way limit the obligations of the parties under Article III.

Section 2.11 Corporate Names; Trademarks. All agreements relating to intellectual property with respect to the Spinco Business are set forth in a separate agreement between Spinco and MSG Entertainment, dated the date hereof, and this Agreement shall in no way modify or supersede the agreement between Spinco and MSG Entertainment.

Section 2.12 Ancillary Agreements. Prior to the Distribution Date, each of MSG Sports and Spinco shall enter into, and/or (where applicable) shall cause members of their respective Groups to enter into, the Ancillary Agreements and any other agreements in respect of the Distribution reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby.

Section 2.13 Acknowledgment by Spinco.

(a) Spinco, on behalf of itself and all members of the Spinco Group, acknowledges, understands and agrees that, except as may be expressly set forth herein or in any Ancillary Agreement, (a) no member of the MSG Sports Group or any other Person has, in this Agreement or in any other agreement or document, or otherwise made any representation or warranty of any kind whatsoever, express or implied, to Spinco or any member of the Spinco Group or to any director, officer, employee or agent thereof in any way with respect to any of the transactions contemplated hereby or the business, assets, agreements, condition or prospects (financial or otherwise) of, or any other matter involving, the assets, agreements, Liabilities or businesses of MSG Sports, any member of the MSG Sports Group, Spinco or any member of the Spinco Group, any assets that are transferred, any agreements that are assigned, any Spinco Liabilities or the Spinco Business, (b) Spinco and each member of the Spinco Group has taken all of the assets that are transferred, any agreements that are assigned, the Spinco Business and Spinco Liabilities on an “as is, where is” basis, and all implied warranties of merchantability, fitness for a specific purpose or otherwise have been and are hereby expressly disclaimed, and (c) none of MSG Sports or any members of the MSG Sports Group or any other person has made or makes any representation or warranty with respect to the Distribution or the entering into of this Agreement or the Ancillary Agreements or the transactions contemplated hereby and thereby, and, in each case, Spinco has not relied on any such representation or warranty. Except as expressly set forth herein or in any other Ancillary Agreement, Spinco and each member of the Spinco Group shall bear the economic and legal risk that the Spinco Assets shall prove to be insufficient or that the title of any member of the Spinco Group to any Spinco Assets shall be other than good and marketable and free from encumbrances. The provisions of the Contribution Agreement and any related assignment agreement or other related documents are expressly subject to this Section 2.13 and to Section 2.14 hereof.

Section 2.14 Release.

(a) Spinco agrees that for itself and for its predecessors, Subsidiaries, departments, divisions and sections and for their successors, Affiliates, heirs, assigns, executors, administrators, partners, members, officers, directors, shareholders, employees, attorneys and agents (individually, each a “Spinco Releasor” and collectively, the “Spinco Releasors”), in consideration of the making by MSG Sports of the Transfers, the Spinco Releasors shall release, waive and forever discharge MSG Sports and its predecessors, Subsidiaries, departments, divisions, sections, successors, Affiliates, heirs, assigns, partners, members, officers, directors, shareholders, employees, attorneys and agents (individually, each a “ Spinco Releasee” and collectively, the “Spinco Releasees”) from, and shall, in addition to other obligations under Article III, indemnify and hold harmless all such persons against and from, all Liabilities of every name and nature, in law or equity, known or unknown, which against any Spinco Releasee, a Spinco Releasor ever had, now has or hereafter can, shall or may have by reason of any matter, act, omission, conduct, transaction or occurrence from the beginning of the world up to and including the Distribution Date for, upon, by reason of, asserted in or arising out of, or related to:

•	The management of the business and affairs of Spinco (and its predecessors, Subsidiaries and Affiliates) and the Spinco Business on or prior to the Distribution Date;

•	The terms of this Agreement, the Ancillary Agreements, the Distribution, the Amended and Restated Articles of Incorporation or the Amended and Restated Bylaws of Spinco; and

•	Any other decision that may have been made, or any action taken, relating to Spinco (and its predecessors, Subsidiaries and Affiliates), the Spinco Business or the Distribution.

The term “Spinco Releasee” is expressly intended to include any person who served as an incorporator, director, officer, employee, agent or attorney of Spinco on or prior to the Distribution Date at the request of MSG Sports. Each Spinco Releasor expressly covenants and agrees never to institute, or participate (including as a member of a class) in, any Action against any Spinco Releasee, in any court or forum, directly or indirectly, regarding or relating to the matters released through this Release, and further covenants and agrees that this Release is a bar to any such Action. For the avoidance of doubt, the purpose of this Section 2.14(a) is to make clear the intent of the Parties that, following the Distribution Date, the only Liability that any Spinco Releasee shall have to any Spinco Releasor shall be its obligation to perform its obligations under and pursuant to the terms of this Agreement, the Ancillary Agreements and any other agreements to which the Spinco Releasee and the Spinco Releasor are parties and there shall be no Liability in respect of any event, occurrence, action or inaction on or prior to the Distribution Date. This Release shall not extend to any Liabilities owed by a Spinco Releasee to a Spinco Releasor in the Spinco Releasor’s capacity as a director, officer, employee or other Representative or shareholder of the Spinco Releasee nor shall it release any Liabilities or obligations under this Agreement or any Ancillary Agreements or any other agreements to which the Spinco Releasee and the Spinco Releasor are parties.

(b) MSG Sports agrees that for itself and for its predecessors, Subsidiaries, departments, divisions and sections and for their successors, Affiliates, heirs, assigns, executors, administrators, partners, members, officers, directors, shareholders, employees, attorneys and agents (individually, each an “MSG Sports Releasor” and collectively, the “MSG Sports Releasors”), in consideration of the entry by Spinco into this Agreement and the Ancillary

Agreements, the MSG Sports Releasors shall release, waive and forever discharge Spinco and its predecessors, Subsidiaries, departments, divisions, sections, successors, Affiliates, heirs, assigns, partners, members, officers, directors, shareholders, employees, attorneys and agents (individually, each an “MSG Sports Releasee” and collectively, the “MSG Sports Releasees”) from, and shall, in addition to other obligations under Article III, indemnify and hold harmless all such persons against and from, all Liabilities of every name and nature, in law or equity, known or unknown, which against any MSG Sports Releasee, an MSG Sports Releasor ever had, now has or hereafter can, shall or may have by reason of any matter, act, omission, conduct, transaction or occurrence from the beginning of the world up to and including the Distribution Date for, upon, by reason of, asserted in or arising out of, or related to:

•	The management of the business and affairs of MSG Sports (and its predecessors, Subsidiaries and Affiliates) and the MSG Sports Business on or prior to the Distribution Date;

•	The terms of this Agreement, the Ancillary Agreements, the Distribution, the Articles of Incorporation or the Bylaws of MSG Sports; and

•	Any other decision that may have been made, or any action taken, relating to MSG Sports (and its predecessors, Subsidiaries and Affiliates), the MSG Sports Business or the Distribution.

The term “MSG Sports Releasee” is expressly intended to include any person who served as an incorporator, director, officer, employee, agent or attorney of MSG Sports on or prior to the Distribution Date. Each MSG Sports Releasor expressly covenants and agrees never to institute, or participate (including as a member of a class) in, any Action against any MSG Sports Releasee, in any court or forum, directly or indirectly, regarding or relating to the matters released through this Release, and further covenants and agrees that this Release is a bar to any such Action. For the avoidance of doubt, the purpose of this Section 2.14(b) is to make clear the intent of the Parties that, following the Distribution Date, the only Liability that any MSG Sports Releasee shall have to any MSG Sports Releasor shall be its obligation to perform its obligations under and pursuant to the terms of this Agreement, the Ancillary Agreements and any other agreements to which the MSG Sports Releasee and the MSG Sports Releasor are parties and there shall be no Liability in respect of any event, occurrence, action or inaction on or prior to the Distribution Date. This Release shall not extend to any Liabilities owed by an MSG Sports Releasee to an MSG Sports Releasor in the MSG Sports Releasor’s capacity as a director, officer, employee or other Representative or shareholder of the MSG Sports Releasee nor shall it release any Liabilities or obligations under this Agreement or any Ancillary Agreements or any other agreements to which the MSG Sports Releasee and the MSG Sports Releasor are parties.

Section 2.15 Discharge of Liabilities. Except as otherwise expressly provided herein or in any of the Ancillary Agreements:

(a) From and after the Effective Time, (i) MSG Sports shall, and shall cause each member of the MSG Sports Group to, assume, pay, perform and discharge all MSG Sports Liabilities in the ordinary course of business, consistent with past practice, and (ii) Spinco shall, and shall cause each member of the Spinco Group, to assume, pay, perform and discharge all Spinco Liabilities in the ordinary course of business, consistent with past practice. The agreements in this Section 2.15 are made by each Party for the sole and exclusive benefit of the other Party. To the extent reasonably requested to do so by the other Party, each Party agrees to execute and deliver such documents, in a form reasonably satisfactory to such Party, as may be reasonably necessary to evidence the assumption of any Liabilities hereunder.

(b) All intercompany trade, accounts receivable and accounts payable between any member of one Group and any member of another Group in existence at the Effective Time shall be paid and performed in accordance with their terms.

Section 2.16 Further Assurances. If at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and the Ancillary Agreements, the proper officers of each Party shall take all such necessary action. Without limiting the foregoing, each Party shall use its commercially reasonable efforts promptly to obtain all consents and approvals, to enter into all agreements and to make all filings and applications that may be required for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including all applicable filings with, and approvals from, any Governmental Authority.

ARTICLE III

INDEMNIFICATION

Section 3.1 Indemnification by MSG Sports. Except as otherwise specifically set forth in any provision of this Agreement from and after the Distribution Date, MSG Sports shall indemnify, defend and hold harmless the Spinco Indemnitees from and against any and all Indemnifiable Losses of the Spinco Indemnitees to the extent arising out of, by reason of or otherwise in connection with (i) the MSG Sports Liabilities or alleged MSG Sports Liabilities; (ii) any breach by any member of the MSG Sports Group of this Agreement (including any provision of this Section 3.1); (iii) any untrue statement or alleged untrue statement of a material fact in the Registration Statement or the Information Statement or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent relating to the MSG Sports Group; and (iv) any indemnification or other obligation that any member of the Spinco Group may have (x) to the NBA or its affiliated entities pursuant to the NBA Agreements to the extent that such indemnification or other obligation arose in connection with the ownership or operation of the MSG Sports Business, (y) for any Losses to the NBA, the NHL or their respective affiliated entities, in each case as a result of any act or omission by any member of the MSG Sports Group, and (z) for any Losses to the NBA, the NHL or their respective affiliated entities, in each case as a result of any obligation of any member of the Spinco Group to cause or otherwise direct any act or omission of any member of the MSG Sports Group. This Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements unless such Ancillary Agreement expressly provides that this Agreement applies to any matter in such Ancillary Agreement.

Section 3.2 Indemnification by Spinco. Except as otherwise specifically set forth in any provision of this Agreement, from and after the Distribution Date, Spinco shall indemnify, defend and hold harmless the MSG Sports Indemnitees from and against any and all Indemnifiable Losses of the MSG Sports Indemnitees to the extent arising out of, by reason of or otherwise in connection with (i) the Spinco Liabilities or alleged Spinco Liabilities; (ii) any breach by any member of the Spinco Group of this Agreement (including any provision of this Section 3.2); (iii) any untrue statement or alleged untrue statement of a material fact in the Registration Statement or the Information Statement or in any registration statement, prospectus or listing application with a securities exchange filed by Spinco in connection with the Distribution, or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that this clause (iii) shall not apply to any Liability that is covered by Section 3.1(iii); and (iv) any indemnification or other obligation that any member of the MSG Sports Group may have (x) to the NHL or its affiliated entities pursuant to the NHL Agreements to the extent that such indemnification or other obligation arose in connection with the ownership or operation of the Spinco Business, (y) for any Losses to the NBA, the NHL or their respective affiliated entities, in each case as a result of any act or omission by any member of the Spinco Group, and (z) for any Losses to the NBA, the NHL or their respective affiliated entities, in each case as a result of any obligation of any member of the MSG Sports Group to cause or otherwise direct any act or omission of any member of the Spinco Group. This Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements unless such Ancillary Agreement expressly provides that this Agreement applies to any matter in such Ancillary Agreement.

Section 3.3 Procedures for Indemnification.

(a) If a claim or demand is made by a Third Party against an Indemnitee (a “Third-Party Claim”) as to which such Indemnitee is entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Party which is or may be required pursuant to Section 3.1 or Section 3.2 hereof to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third-Party Claim promptly (and in any event by the date (the “Outside Notice Date”) that is the 15th Business Day) after receipt by such Indemnitee of written notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period beginning immediately after the Outside Notice Date and ending on the date the Indemnitee gives the required notice). Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within 10 Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notice under this Section 3.3 shall be provided in accordance with Section 5.6. For the avoidance of doubt, knowledge of a Third-Party Claim by a Person who is an officer or director of both MSG Sports and Spinco shall not constitute notice for purposes of this Section 3.3.

If a Third-Party Claim is made against an Indemnitee, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges in writing its obligation to indemnify the Indemnitee therefor, to assume the defense thereof with counsel selected by the Indemnifying Party; provided, however, that such counsel is not reasonably objected to by the Indemnitee. Should the Indemnifying Party so elect to assume the defense of a Third-Party Claim, the Indemnifying Party shall, within 30 days (or sooner if the nature of the Third-Party Claim so requires), notify the Indemnitee of its intent to do so, and the Indemnifying Party shall thereafter not be liable to the Indemnitee for legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that such Indemnitee shall have the right to employ counsel to represent such Indemnitee if, in such Indemnitee’s reasonable judgment, a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such claim which would make representation of both such parties by one counsel inappropriate, and in such event the fees and expenses of such separate counsel shall be paid by such Indemnifying Party. If the Indemnifying Party assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, subject to the proviso of the preceding sentence, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnifying Party has failed to assume the defense thereof (other than during the period prior to the time the Indemnitee shall have given notice of the Third-Party Claim as provided above). If the Indemnifying Party so elects to assume the defense of any Third-Party Claim, all of the Indemnitees shall cooperate with the Indemnifying Party in the defense or prosecution thereof, including by providing or causing to be provided Records and witnesses as soon as reasonably practicable after receiving any request therefor from or on behalf of the Indemnifying Party.

If the Indemnifying Party acknowledges in writing responsibility under this Section 3.3 for a Third-Party Claim, then in no event will the Indemnitee admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim without the Indemnifying Party’s prior written consent; provided, however, that the Indemnitee shall have the right to settle, compromise or discharge such Third-Party Claim without the consent of the Indemnifying Party if the Indemnitee releases the Indemnifying Party from its indemnification obligation hereunder with respect to such Third-Party Claim and such settlement, compromise or discharge would not otherwise adversely affect the Indemnifying Party. If the Indemnifying Party acknowledges in writing liability for a Third-Party Claim, the Indemnitee will agree to any settlement, compromise or discharge of a Third-Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third-Party Claim and releases the Indemnitee completely in connection with such Third-Party Claim and that would not otherwise adversely affect the Indemnitee. If an Indemnifying Party elects not to assume the defense of a Third-Party Claim, or fails to notify an Indemnitee of its election to do so as provided herein, such Indemnitee may compromise, settle or defend such Third-Party Claim.

Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim (and shall be liable for the fees and expenses of counsel incurred by the Indemnitee in defending such Third-Party Claim) if the Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee which the Indemnitee reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third-Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

(b) In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

(c) Spinco shall, and shall cause the other Spinco Indemnitees to, and MSG Sports shall, and shall cause the other MSG Sports Indemnitees to, cooperate as may reasonably be required in connection with the investigation, defense and settlement of any Third-Party Claim. In furtherance of this obligation, the Parties agree that if an Indemnifying Party chooses to defend or to compromise or settle any Third-Party Claim, MSG Sports or Spinco, as the case may be, shall use its commercially reasonable efforts to make available to the other Party, upon written request, the former and then current directors, officers, employees and agents of the members of its respective Group as witnesses and any Records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such Person, Records or other documents may reasonably be required in connection with such defense, settlement or compromise. At the request of an Indemnifying Party, an Indemnitee shall enter into a reasonably acceptable joint defense agreement.

(d) The remedies provided in this Article III shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 3.4 Indemnification Payments. (a) Indemnification required by this Article III shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss is incurred. If the Indemnifying Party fails to make an indemnification payment required by this Article III within 30 days after receipt of a bill therefor or notice that an Indemnifiable Loss has been incurred, the Indemnifying Party shall also be required to pay interest on the amount of such indemnification payment, from the date of receipt of the bill or notice of the Indemnified Loss to but not including the date of payment, at the Applicable Rate.

(b) The amount of any claim by an Indemnitee under this Agreement (i) shall be reduced to reflect any actual Tax savings or insurance proceeds received by any Indemnitee that result from the Indemnifiable Losses that gave rise to such indemnity and (ii) shall be increased by an amount equal to any Tax cost incurred by any Indemnitee that results from receipt of payments under this Article III.

(c) For all Tax purposes and to the extent permitted by applicable Law, the Parties hereto shall treat (a) any payment (other than payments representing interest) made pursuant to this Article III as a capital contribution or a distribution, as the case may be, immediately prior to the Distribution and (b) any payment of interest as taxable or deductible, as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise required by applicable Law.

ARTICLE IV

ACCESS TO INFORMATION

Section 4.1 Provision of Corporate Records.

(a) Except as specifically provided in Article III (in which event the provisions of such Article will govern), after the Distribution Date, upon the prior written request by Spinco for specific and identified agreements, documents, books, records or files including accounting and financial records (collectively, “Records”) which relate to Spinco or the conduct of the Spinco Business up to the Effective Time, or which Spinco determines are necessary or advisable in order for Spinco to prepare its financial statements and any reports or filings to be made with any Governmental Authority, MSG Sports shall arrange, as soon as reasonably practicable following the receipt of such request, to provide appropriate copies of such Records (or the originals thereof if Spinco has a reasonable need for such originals) in the possession or control of MSG Sports or any of the MSG Sports Subsidiaries, but only to the extent such items are not already in the possession or control of the requesting Party.

(b) Except as specifically provided in Article III (in which event the provisions of such Article will govern), after the Distribution Date, upon the prior written request by MSG Sports for specific and identified Records which relate to MSG Sports or the conduct of the MSG Sports Business up to the Effective Time, or which MSG Sports determines are necessary or advisable in order for MSG Sports to prepare its financial statements and any reports or filings to be made with any Governmental Authority, Spinco shall arrange, as soon as reasonably practicable following the receipt of such request, to provide appropriate copies of such Records (or the originals thereof if MSG Sports has a reasonable need for such originals) in the possession or control of Spinco or any of the Spinco Subsidiaries, but only to the extent such items are not already in the possession or control of the requesting Party.

Section 4.2 Access to Information. Except as specifically provided in Article III (in which event the provisions of such Article will govern), from and after the Distribution Date, each of MSG Sports and Spinco shall afford to the other and its authorized Representatives reasonable access during normal business hours, subject to appropriate restrictions for classified, privileged or confidential information, to the personnel, properties, and Records of such Party and its Subsidiaries insofar as such access is reasonably required by the other Party and relates to such other Party or the conduct of its business prior to the Effective Time.

Section 4.3 Witnesses; Documents and Cooperation in Actions. (a) At all times from and after the Distribution Date, each of MSG Sports and Spinco shall use their commercially reasonable efforts to make available to the other, upon reasonable written request, its and its Subsidiaries’ former and then current Representatives as witnesses and any Records within its control or which it otherwise has the ability to make available, to the extent that such Persons or Records may reasonably be required in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved. The requesting Party shall promptly reimburse the other party (and any person it makes available hereunder) for all reasonable out-of-pocket costs and expenses incurred in connection therewith. This provision shall not apply to any Action brought by one Party against another Party (as to which production of documents and witnesses shall be governed by applicable discovery rules).

(b) Without limiting any provision of this Section 4.3, the Parties shall cooperate and consult, and shall cause each member of their respective Groups to cooperate and consult, to the extent reasonably necessary with respect to any Actions.

(c) In connection with any matter contemplated by this Section 4.3, the Parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of any Group.

Section 4.4 Confidentiality. (a) MSG Sports and the MSG Sports Subsidiaries and Spinco and the Spinco Subsidiaries shall not use or permit the use of and shall keep, and shall cause its consultants and advisors to keep, confidential all information concerning the other Party in its possession, its custody or under its control to the extent such information (w) relates to or was acquired during the period up to the Effective Time, (x) relates to any Ancillary Agreement, (y) is obtained in the course of performing services for the other Party pursuant to any Ancillary Agreement, or (z) is based upon or is derived from information described in the preceding clauses (w), (x) or (y), and each Party shall not (without the prior written consent of the other) otherwise release or disclose such information to any other Person, except such Party’s auditors, attorneys, consultants and advisors, unless compelled to disclose such information by judicial or administrative process or unless such disclosure is required by Law and such Party has used commercially reasonable efforts to consult with the other affected Party or Parties prior to such disclosure. Each Party shall be deemed to have satisfied its obligation to hold confidential any information concerning or owned by the other Party or its Group if it exercises the same care as it takes to preserve confidentiality for its own similar information. The covenants in this Section 4.4 shall survive the transactions contemplated by this Agreement and shall continue indefinitely; provided, however, that the covenants in this Section 4.4 shall terminate with respect to any information not constituting a trade secret under applicable law on the third anniversary of the later of the Distribution Date or the date on which the Party subject to such covenants with respect to such information receives it (but any such termination shall not terminate or otherwise limit any other covenant or restriction regarding the disclosure or use of such information under any Ancillary Agreement or other agreement, instrument or legal obligation). This Section 4.4 shall not apply to information (A) that has been in the public domain through no fault of such Party or (B) that has been later lawfully acquired from other sources by such Party, (C) the use or disclosure of which is permitted by this Agreement or any other Ancillary Agreement or any other agreement entered into pursuant hereto, (D) that is immaterial and its disclosure is required as part of the conduct of that Party’s business and would not reasonably be expected to be detrimental to the interests of the other Party or (E) that the other Party has agreed in writing may be so used or disclosed.

(b) If any Party or any member of its Group either determines that it is required to disclose pursuant to applicable Law, or receives any demand under lawful process or from any Governmental Authority to disclose or provide, information of the other Party (or any member of the other Party’s Group) that is subject to the confidentiality provisions of Section 4.4(a) such Party shall notify the other Party prior to disclosing or providing such information and shall cooperate at the expense of the requesting Party in seeking any reasonable protective arrangements requested by such other Party. Subject to the foregoing, the Person that received such request may thereafter disclose or provide such information if and to the extent required by such Law or by lawful process or such Governmental Authority; provided, however, that the Person shall only disclose such portion of the information as required to be disclosed or provided.

Section 4.5 Privileged Matters. Except as may be otherwise provided in an Ancillary Agreement, the Parties recognize that legal and other professional services that have been and will be provided prior to the Distribution Date have been and will be rendered for the benefit of each of the members of the MSG Sports Group, and each of the members of the Spinco Group, and that each of the members of the MSG Sports Group, and each of the members of the Spinco Group, should be deemed to be the client for the purposes of asserting all privileges which may be asserted under applicable Law. To allocate the interests of each Party in the information as to which any Party is entitled to assert a privilege, the Parties agree as follows:

(a) MSG Sports shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the MSG Sports Business (other than with respect to Liabilities as to which Spinco is required to provide indemnification under Article III), whether or not the privileged information is in the possession of or under the control of MSG Sports or Spinco. MSG Sports shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting MSG Sports Liabilities (including Retained Claims Liabilities), or other Liabilities as to which it is required to provide indemnification under Article III, now pending or which may be asserted in the future, whether or not the privileged information is in the possession of or under the control of MSG Sports or Spinco.

(b) Spinco shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the Spinco Business (other than with respect to matters or claims that are Retained Claims Liabilities or other Liabilities as to which MSG Sports is required to provide indemnification under Article III), whether or not the privileged information is in the possession of or under the control of MSG Sports or Spinco. Spinco shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Spinco Liabilities, or other liabilities as to which it is required to provide indemnification under Article III, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Spinco, whether or not the privileged information is in the possession of Spinco or under the control of MSG Sports or Spinco.

(c) The Parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 4.5, with respect to all privileges not allocated pursuant to the terms of Sections 4.5(a) and (b).

(d) No Party may waive any privilege which could be asserted under any applicable Law, and in which the other Party has a shared privilege, without the written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, except to the extent reasonably required in connection with any Third-Party Claims or as provided in subsection (e) below.

(e) In the event of any litigation or dispute between or among the Parties, any Party and a Subsidiary of the other Party, or a Subsidiary of one Party and a Subsidiary of the other Party, either such Party may waive a privilege in which the other Party has a shared privilege, without obtaining the consent of the other Party; provided, however, that such waiver of a shared privilege shall be effective only as to the use of information with respect to the litigation or dispute between the Parties and/or their Subsidiaries, and that such a Party shall, to the best of that Party’s ability, keep such information confidential and limited in distribution (including, for example, not filing any such information in a public court document); and that any such use shall not operate as a waiver of the shared privilege with respect to any Third-Party Claims.

(f) If a dispute arises between or among the Parties or their respective Subsidiaries regarding whether a privilege should be waived to protect or advance the interest of any Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Party, and shall not unreasonably withhold consent to any request for a waiver by the other Party. Each Party hereto specifically agrees that it will not withhold consent to a waiver for any purpose except to protect its own legitimate interests.

(g) Upon receipt by any Party or by any Subsidiary thereof of any subpoena, discovery or other request which arguably calls for the production or disclosure of information subject to a shared privilege or as to which another Party has the sole right hereunder to assert a privilege, or if any Party obtains knowledge that any of its or any of its Subsidiaries’ current or former Representatives have received any subpoena, discovery or other request which arguably calls for the production or disclosure of such privileged information, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it or they may have under this Section 4.5 or otherwise to prevent the production or disclosure of such privileged information.

(h) The transfer of all Records and other information pursuant to this Agreement is made in reliance on the agreement of MSG Sports and Spinco, as set forth in Sections 4.2, 4.3, 4.4 and this Section 4.5, to maintain the confidentiality of privileged information and to assert and maintain all applicable privileges. The access to information being granted pursuant to Sections 4.1, 4.2, and 4.3 hereof, the agreement to provide witnesses and individuals pursuant to Sections 4.2 and 4.3 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Section 4.3 hereof, and the transfer of privileged information between and among the Parties and their respective Subsidiaries, Affiliates and Representatives pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

Section 4.6 Ownership of Information. Any information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to Article III or this Article IV shall be deemed to remain the property of the providing Person. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

Section 4.7 Cost of Providing Records and Information. A Party requesting Records, information or access to personnel, witnesses or properties, under Article III or this Article IV, agrees to reimburse the other Party and its Subsidiaries for the reasonable out-of-pocket costs, if any, incurred in seeking to satisfy the request of the requesting Party.

Section 4.8 Retention of Records. Except (a) as provided in the Tax Disaffiliation Agreement or (b) when a longer retention period is otherwise required by Law or agreed to in writing, the MSG Sports Group and the Spinco Group shall retain all Records relating to the MSG Sports Business and the Spinco Business as of the Effective Time for the periods of time provided in each Party’s record retention policy (with respect to the documents of such party and without regard to the Distribution or its effects) as in effect on the Distribution Date. Notwithstanding the foregoing, in lieu of retaining any specific Records, MSG Sports or Spinco may offer in writing to deliver such Records to the other and, if such offer is not accepted within 90 days, the offered Records may be destroyed or otherwise disposed of at any time. If a recipient of such offer shall request in writing prior to the scheduled date for such destruction or disposal that any of Records proposed to be destroyed or disposed of be delivered to such requesting Party, the Party proposing the destruction or disposal shall promptly arrange for delivery of such of the Records as was requested (at the cost of the requesting Party).

Section 4.9 Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Article IV are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of information set forth in any Ancillary Agreement or in any other agreement to which a member of the MSG Sports Group and a member of the Spinco Group is a party.

Section 4.10 Policies and Best Practices. Without representation or warranty, Spinco and MSG Sports shall continue to be permitted to share, on a confidential basis, “best practices” information and materials (such as policies, workflow templates and standard form contracts).

Section 4.11 Compliance with Laws and Agreements. Nothing in this Article IV shall be deemed to require any Person to provide any information if doing so would, in the opinion of counsel to such Person, be inconsistent with any legal or constitutional obligation applicable to such Person.

ARTICLE V

MISCELLANEOUS

Section 5.1 Complete Agreement; Construction. This Agreement, including the Schedules, and the Ancillary Agreements shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule, the Schedule shall prevail.

Section 5.2 Ancillary Agreements. Except as may be expressly stated herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

Section 5.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

Section 5.4 Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Distribution Date.

Section 5.5 Distribution Expenses. Except as otherwise set forth in this Agreement or any Ancillary Agreement, all costs and expenses incurred on or prior to the Distribution Date (whether or not paid on or prior to the Distribution Date) in connection with the preparation, execution, delivery, printing and implementation of this Agreement and any Ancillary Agreement, the Information Statement and the Registration Statement, and the Distribution and the consummation of the transactions contemplated thereby, shall be charged to and paid by MSG Sports. Such expenses shall be deemed to be MSG Sports Liabilities. Except as otherwise set forth in this Agreement or any Ancillary Agreement, each Party shall bear its own costs and expenses incurred after the Distribution Date. Any amount or expense to be paid or reimbursed by any Party to any other Party shall be so paid or reimbursed promptly after the existence and amount of such obligation is determined and written demand therefor is made.

Section 5.6 Notices. All notices and other communications hereunder shall be in writing, shall reference this Agreement and shall be hand delivered or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

To MSG Sports:

The Madison Square Garden Sports Corp. (or, after the applicable name change, MSG Knickerbockers Corp.)

Two Penn Plaza

New York, New York 10121

Attention: Head of Legal

To Spinco:

MSGS Spinco, Inc. (or, after the applicable name change, MSG Rangers Corp.)

Two Penn Plaza

New York, New York 10121

Attention: Head of Legal

Section 5.7 Waivers. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 5.8 Amendments. Subject to the terms of Sections 5.11 hereof, this Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

Section 5.9 Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided that either Party may assign this Agreement to a purchaser (by merger, sale of assets or otherwise) of all or substantially all of the properties and assets of such Party so long as such purchaser expressly assumes, in a written instrument in form reasonably satisfactory to the non-assigning Party, the due and punctual performance or observance of every agreement and covenant of this Agreement on the part of the assigning Party to be performed or observed. Any assignment in violation of the provisions of this Section 5.9 shall be void.

Section 5.10 Successors and Assigns. The provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 5.11 Termination. This Agreement (including Article III hereof) may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Distribution by and in the sole discretion of MSG Sports without the approval of Spinco or the stockholders of MSG Sports. In the event of such termination, no Party shall have any liability of any kind to any other Party or any other Person. After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by the Parties; provided, however, that Article III shall not be terminated or amended after the Distribution in respect of a Third Party beneficiary thereto without the consent of such Person.

Section 5.12 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any entity that is contemplated to be a Subsidiary of such Party after the Distribution Date.

Section 5.13 Third-Party Beneficiaries. Except as provided in Article III relating to Indemnitees, this Agreement is solely for the benefit of the Parties and their respective Subsidiaries and Affiliates and should not be deemed to confer upon any other Person any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 5.14 Title and Headings. Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 5.15 Schedules. The Schedules shall be construed with and as an integral part of this Agreement to the same extent (except as set forth in the last sentence of Section 5.1) as if the same had been set forth verbatim herein.

Section 5.16 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK, except that any provisions of this Agreement relating to the fiduciary duties of the Parties’ directors and officers, and, to the extent mandatorily applicable thereto, the consummation of the Distribution, shall be governed by the laws of the State of Nevada.

Section 5.17 Waiver of Jury Trial. The Parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement.

Section 5.18 Specific Performance. From and after the Distribution, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Party to this Agreement who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that, from and after the Distribution, the remedies at law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any loss, that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 5.19 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

MADISON SQUARE GARDEN SPORTS CORP. (to be renamed MSG Knickerbockers Corp.)

By:
Name:
Title:

MSGS SPINCO, INC. (to be renamed MSG Rangers Corp.)

By:
Name:
Title: